Exhibit 10.1

BELLACASA PRODUCTIONS, INC.
914 E Lake Destiny Road,
Altamonte Springs, Florida 32714
(407) 230-0616

May 24, 2004

Mr. Frank LaLoggia
Myrtle Beach
South Carolina

                                                                        Re: Return of Screenplays

Dear Mr. LaLoggia:

            In accordance with your request, our Board of Directors met on Thursday, May 20, 2004 to consider returning to you the rights to the screenplays, "The Giant" and "Hands."

            At that meeting, it was unanimously RESOLVED that, subject to your acceptance, Bellacasa Productions, Inc. (the "Company"), as sole owner, will return to you, all and any of its right to and interests in, the screenplays known as "Hands" and "The Giant," and will return any scripts, storyboards, photographs and records pertaining to those proposed film productions in its possession; and that you, Frank LaLoggia, agree to waive any and all funds that may be due you for payments under your employment agreement with the Company or any advances you may have made to the Company or any other funds that may be owed by the Company to you.

            This letter agreement will be attached as an exhibit to the Company’s Form 8-K filing reporting this transaction.

            If the above resolution meets with your approval, please sign and date below and fax to my attention.

                                                                        Very truly yours,

                                                                        /s/ Richard Gagne

                                                                        Richard Gagne
                                                                        President

Accepted; this 28th day of May 2004
/s/ Frank LaLoggia
Frank LaLoggia